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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
McLeodUSA Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McLeodUSA Incorporated McLeodUSA Technology Park 6400 C Street SW PO Box 3177 Cedar Rapids, Iowa 52406-3177 Phone: 319-364-0000

April 8, 2004

Dear Stockholder:

        On behalf of the Board of Directors of McLeodUSA Incorporated, it is my pleasure to invite you to the 2004 Annual Meeting of Stockholders. The Annual Meeting will be held on Friday, May 21, 2004 at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York.

        The Annual Meeting has been called for the following purposes:

  •
  To elect five directors to serve on the Board of Directors;

  •
  To ratify the Audit Committee's appointment of Deloitte & Touche LLP as the Company's independent public accountants for the 2004 fiscal year; and

  •
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

        The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

        The Board of Directors has approved the matters being submitted by McLeodUSA for stockholder approval at the Annual Meeting and recommends that stockholders vote "FOR" each of the proposals as set forth in the attached Proxy Statement. It is important that your views be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card.

Sincerely,

Chris A. Davis Chairman of the Board of Directors and Chief Executive Officer

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW
PO Box 3177
Cedar Rapids, Iowa 52406-3177
Phone: 319-364-0000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2004

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of McLeodUSA Incorporated, a Delaware corporation, will be held on Friday, May 21, 2004 at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York, for the following purposes:

  1.
  To elect five directors to serve on the Board of Directors in the class of directors whose term expires in 2007;

  2.
  To ratify the Audit Committee's appointment of Deloitte & Touche LLP as the Company's independent public accountants for the 2004 fiscal year; and

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

        Pursuant to the Company's Bylaws, the Board of Directors has fixed March 25, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. Only stockholders of record at the close of business on that date and eligible to vote will be entitled to vote at the Annual Meeting and any adjournment thereof. A list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten (10) days before the Annual Meeting at the Company's offices located at 6400 C Street SW, Cedar Rapids, Iowa 52406.

By Order of the Board of Directors

Cedar Rapids, Iowa April 8, 2004	Chris A. Davis Chairman of the Board of Directors and Chief Executive Officer

        Whether or not you plan to attend the Annual Meeting, please complete and return the enclosed proxy card, or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. You may, if you wish, revoke your proxy at any time before it is voted by filing with the Secretary of McLeodUSA a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date.

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW
PO Box 3177
Cedar Rapids, Iowa 52406-3177
Phone: 319-364-0000

PROXY STATEMENT

2004 ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2004

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

        This Proxy Statement and the accompanying proxy card are furnished to stockholders of McLeodUSA Incorporated ("McLeodUSA" or the "Company") entitled to vote in connection with the solicitation by the Board of Directors of McLeodUSA (the "Board of Directors") of proxies to be used at the 2004 Annual Meeting of Stockholders to be held on Friday, May 21, 2004 at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York, and at any adjournment thereof.

        If the enclosed proxy card is properly executed by a holder of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock or Series B Preferred Stock and returned to McLeodUSA in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with instructions marked thereon.

        EXECUTED BUT UNMARKED PROXIES WILL BE VOTED:

  •
  "FOR" PROPOSAL 1 TO ELECT THE NOMINEES FOR DIRECTOR

  •
  "FOR" PROPOSAL 2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2004 FISCAL YEAR

        If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in accordance with their best judgment.

        Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet using the instructions on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

        The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time before its exercise by filing with the Secretary of McLeodUSA a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. A stockholder who submits a proxy by telephone or through the Internet may also revoke it before its exercise by submitting a new proxy using the same procedures at a later date.

        The cost of solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, the Company's officers, directors or employees also may solicit proxies personally or by telephone or other means. These persons will not be specifically compensated for the solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and the Company will reimburse these persons for their reasonable expenses.

        This Proxy Statement, the Notice of Annual Meeting of Stockholders and the proxy card were first mailed to stockholders entitled to vote on or about April 19, 2004.

        The close of business on March 25, 2004 has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. As of the Record Date, the Company's outstanding capital stock entitled to be voted at the Annual Meeting consisted of:

Class of Voting Securities	Number of Shares Outstanding		Number of Votes
Class A Common Stock, par value $0.01 per share	178,273,984 shares	*	Each holder of Class A Common Stock is entitled to one vote per share with respect to all matters as to which a vote is taken at the Annual Meeting.
Class B Common Stock, par value $0.01 per share	78,203,135 shares		Each holder of Class B Common Stock is entitled to approximately 0.81454 votes per share with respect to all matters as to which a vote is taken at the Annual Meeting.**
Class C Common Stock, par value $0.01 per share	35,546,879 shares		The holder of Class C Common Stock is entitled to approximately 1.40800 votes per share with respect to all matters as to which a vote is taken at the Annual Meeting.**
2.5% Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock")	6,835,835 shares		Each holder of Series A Preferred Stock is entitled to five votes per share with respect to all matters as to which a vote is taken at the Annual Meeting.
Series B Preferred Stock, par value $0.01 per share	10 shares		The holder of Series B Preferred Stock is entitled to one vote per share with respect to all matters as to which a vote is taken at the Annual Meeting.

*
Includes 18,000,000 shares of Class A Common Stock held in the disputed claims reserve pursuant to the McLeodUSA Plan of Reorganization.

**
In the aggregate, the holders of the Class B Common Stock and Class C Common Stock shall be entitled to one vote per share with respect to all matters as to which a vote is taken at the Annual Meeting.

        The Company's Bylaws provide that the holders of a majority of the voting rights of the shares issued and outstanding and entitled to vote at the meeting shall constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

        Assuming the presence of a quorum at the Annual Meeting:

  •
  a plurality (i.e., more than the number of votes cast for any other candidate but not necessarily a majority) of the voting rights represented and entitled to vote at the Annual Meeting is required for election of directors nominated at the Annual Meeting; and

  •
  a majority (i.e., more than one-half) of the voting rights represented and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants.

        Unless otherwise required by applicable law or the Company's Certificate of Incorporation or Bylaws, the affirmative vote of a majority of the voting rights represented and entitled to vote at the Annual Meeting is required to decide any other matter submitted to a stockholder vote. The

Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors.

        Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as present or entitled to vote on any matter presented at the Annual Meeting. As a result, broker non-votes will not have any effect on Proposal 1 or 2. Abstentions will be counted as shares that are present and entitled to vote on matters presented at the Annual Meeting. As a result, abstentions will not have any effect on Proposal 1 but will have the same effect as a vote against Proposal 2.

ELECTION OF DIRECTORS
(Proposal 1)

        The Board of Directors consists of seventeen members and is divided into three classes of directors serving staggered three-year terms. At the Annual Meeting, five directors will be elected to serve as Class III directors whose terms expire in 2007.

Board of Directors Nominees

        The Board of Directors has nominated Chris A. Davis and Thomas M. Collins to be elected as directors, each for a three-year term. All stockholders of the Company have the right to vote with respect to the election of Ms. Davis and Mr. Collins.

Series A Preferred Stock Designee

        The holders of the Series A Preferred Stock have the right to elect one member to serve on the Board of Directors. Jeffrey D. Benjamin has been designated as the designee of the holders of the Series A Preferred Stock to be elected for a three-year term. The holders of the Series A Preferred Stock have the exclusive right to vote for the election of Mr. Benjamin pursuant to the terms of the Series A Preferred Stock.

Series B Preferred Stock Designees

        The holders of the Series B Preferred Stock have the right to elect two members to serve on the Board of Directors. Theodore J. Forstmann and Thomas H. Lister have been designated by the holders of the Series B Preferred Stock to be elected, each for a three-year term. The holders of the Series B Preferred Stock have the exclusive right to vote for the election of Messrs. Forstmann and Lister pursuant to the terms of the Series B Preferred Stock.

Voting Policies and Procedures

        Unless otherwise specified on the proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Chris A. Davis, Thomas M. Collins, Jeffrey D. Benjamin, Theodore J. Forstmann and Thomas H. Lister. The Board of Directors believes that such nominees will stand for election and will serve if elected. If any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Company's Certificate of Incorporation, directors are elected by plurality vote.

        The Company's Bylaws provide that the Board of Directors shall consist of not fewer than seven directors nor more than seventeen directors and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors. However, the Bylaws also provide that the

Board of Directors will have as members at least (a) five independent directors, as defined by the Bylaws, (b) three officers of McLeodUSA selected by the Board of Directors, provided that each such officer shall hold one or more of the following titles: Chairperson; Chief Executive Officer; President; Chief Operating Officer or Chief Financial Officer, (c) the designee of the Series A Preferred Stock, if any (as discussed below), and (d) the designee(s) of the Series B Preferred Stock, if any (as discussed below).

        Pursuant to an Amended and Restated Purchase Agreement, dated as of January 30, 2002, as amended (the "Purchase Agreement"), the funds affiliated with Forstmann Little & Co. which hold McLeodUSA stock agreed that during the period from the closing of the Purchase Agreement, which closing occurred April 16, 2002, until the "Standstill Termination Date," such funds will be present, in person or by proxy, at all meetings of the Company's stockholders so that all of their voting securities are counted for purposes of determining the presence of a quorum at such meetings. Such funds also agreed that, during such period, they will vote their McLeodUSA voting securities in all elections of directors such that the persons specified in clauses (a) and (b) above are elected as members to the Board of Directors. The "Standstill Termination Date" means the earlier of the close of business on the day preceding the third anniversary of the closing of the Purchase Agreement or the date Theodore J. Forstmann is removed, without his consent, as the Chairman of the Executive Committee of the Board of Directors.

Series A Preferred Stock Designation Rights

        The Certificate of Designation for the Series A Preferred Stock provides that for as long as 3,333,333 shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock will have the right to designate one member of the Board of Directors.

Series B Preferred Stock Designation Rights

        The Certificate of Designation for the Series B Preferred Stock and the Purchase Agreement provide certain funds affiliated with Forstmann Little & Co. (the "Forstmann Funds") with the right to designate members of the Board of Directors and/or non-voting observers to the Board of Directors as follows:

  •
  As long as the Forstmann Funds beneficially own at least 40% of the McLeodUSA common stock they received upon consummation of the McLeodUSA Plan of Reorganization, the Forstmann Funds will have the right to designate two members of the Board of Directors.

  •
  As long as the Forstmann Funds beneficially own less than 40%, but more than 20%, of such shares, the Forstmann Funds will have the right to designate one member of the Board of Directors and one non-voting observer to the Board of Directors.

  •
  Once the Forstmann Funds beneficially own 20% or less of such shares, the Forstmann Funds will have no rights to designate members of the Board of Directors; but, as long as the Forstmann Funds beneficially own any of such shares, the Forstmann Funds will have the right to designate two non-voting observers to the Board of Directors.

        The Purchase Agreement also provides the other Forstmann Little & Co. funds that beneficially own McLeodUSA securities with the right to designate observers to the Board of Directors as necessary to maintain the venture capital operating company status of their investment in McLeodUSA.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS.

Information as to Nominees and Continuing Directors

        The following table sets forth information regarding the five nominees for election as directors and those directors who will continue to serve as such after the Annual Meeting.

	Age at March 31, 2004	Director Since	Term Expiring	Position(s) Held with the Company
Nominees:
Class III
Jeffrey D. Benjamin(1)(5)(7)	42	2002	2007	Director
Thomas M. Collins(1)(7)	76	1993	2007	Director
Chris A. Davis(3)	53	2001	2007	Chairman of the Board of Directors and Chief Executive Officer
Theodore J. Forstmann(3)(4)(6)	64	1999	2007	Director and Chairman of the Executive Committee of the Board of Directors
Thomas H. Lister(2)(3)(6)	40	2001	2007	Director
Continuing Directors:
Class I
Edward D. Breen(2)(3)(4)(7)	48	2001	2005	Director
David W. Checketts(8)	48	2004	2005	Director
Dale F. Frey(1)(3)(4)(7)	71	2001	2005	Director
Stephen C. Gray(3)	45	1993	2005	President and Director
Jeong H. Kim(7)	43	2002	2005	Director
Daniel M. Snyder(7)	39	2002	2005	Director
Class II
G. Kenneth Burckhardt	49	2002	2006	Executive Vice President, Chief Financial Officer and Director
James E. Hoffman(1)(7)	51	2000	2006	Director
Roger T. Staubach(8)	62	2004	2006	Director
Farid Suleman	52	2002	2006	Director
Peter V. Ueberroth(2)(7)	66	2001	2006	Director
Juan Villalonga(7)	50	2002	2006	Director

(1)
Currently a member of the Audit Committee.

(2)
Currently a member of the Compensation Committee.

(3)
Currently a member of the Executive Committee.

(4)
Currently a member of the Nominating Subcommittee of the Executive Committee.

(5)
Selected as a director by the holders of Series A Preferred Stock.

(6)
Selected as a director by the holders of Series B Preferred Stock.

(7)
Determined by the Board of Directors to be independent pursuant to the Nasdaq listing standards.

(8)
Based upon initial review by management, and pending comprehensive independence review, expected to be found by the Board of Directors to be independent pursuant to the Nasdaq listing standards.

        The principal occupations for at least the past five years of each of the five nominees for director and the twelve directors whose terms of office will continue after the Annual Meeting are set forth below.

Chris A. Davis
Chairman of the Board of Directors and Chief Executive Officer

        Ms. Davis has been Chairman of the Board of Directors and Chief Executive Officer since April 2002. She has served as a member of the Board's Executive Committee and as a director of McLeodUSA since joining McLeodUSA as Chief Operating and Financial Officer in August 2001. Prior to joining McLeodUSA, she served as Executive Vice President and Chief Financial and Administrative Officer of ONI Systems Corporation, a leading optical networking equipment manufacturer, from May 2000 to August 2001. She was Executive Vice President and Chief Financial Officer for Gulfstream Aerospace Corporation from May 1993 to April 2000, and a member of its Board of Directors from May 1993 to July 1999 when Gulfstream Aerospace was acquired by General Dynamics Corporation. From July 1999 through April 2000 she was also a Vice President of General Dynamics. Before joining Gulfstream, Ms. Davis spent 17 years at the General Electric Company, where she held various managerial and executive positions. Ms. Davis also serves on the board of directors of Cytec Industries Inc., Rockwell Collins, Inc. and Wolverine Tube, Inc. and is a Special Limited Partner of Forstmann Little & Co.

Stephen C. Gray
President and Director

        Mr. Gray serves as President of McLeodUSA and as a member of the Board's Executive Committee and has been an officer and a director of McLeodUSA since 1993. From August 1990 to September 1992, Mr. Gray served as Vice President of Business Services at MCI Communications Corp., where he was responsible for MCI's local access strategy and for marketing and sales support of the Business Markets division. From February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for Telecom*USA, Inc., where his responsibilities included sales, marketing, key contract negotiations and strategic acquisitions and combinations. From September 1986 to February 1988 Mr. Gray held a variety of management positions with Williams Telecommunications Company.

G. Kenneth Burckhardt
Executive Vice President, Chief Financial Officer and Director

        Mr. Burckhardt has been Executive Vice President and Chief Financial Officer, and a member of the Company's Board of Directors, since April 2002. Prior to joining McLeodUSA, Mr. Burckhardt was interim CFO at ONI Systems Corp., a leading optical networking equipment manufacturer, from August 2001 to February 2002, and was Vice President—Finance from May 2000 to August 2001. From December 1994 to May 2000, he worked at Gulfstream Aerospace Corporation, most recently as Senior Vice President, Finance. From 1977 to 1994, he held various financial management positions at the General Electric Company.

Jeffrey D. Benjamin
Director

        Mr. Benjamin has served as a director of McLeodUSA since April 2002. Mr. Benjamin has been Senior Advisor to Apollo Management, L.P., a private investment firm, since September 2002. From January 2002 until September 2002, he was Managing Director of Libra Securities LLC, an investment banking firm. Previously, he served as Co-Chief Executive Officer of U.S. Bancorp Libra, an investment banking firm, from January 1999 until December 2001. Mr. Benjamin is also a director of Chiquita

Brands International, Inc., Dade Behring Holdings, Inc., NTL Incorporated and Mandalay Resort Group.

Edward D. Breen
Director

        Mr. Breen has served as a director of McLeodUSA since August 2001. In July 2002, Mr. Breen was named Chairman of the Board of Directors, and Chief Executive Officer of Tyco International Ltd. Prior to joining Tyco, Mr. Breen was President and Chief Operating Officer of Motorola, Inc. from January 2002 to July 2002. Prior to becoming President and Chief Operating Officer, he served as Executive Vice President of Motorola and President of its Networks Sector from January 2001 to January 2002, and as Executive Vice President and President of Motorola's Broadband Communication Sector from January 2000 to January 2001. He served as Chairman, President and Chief Executive Officer of General Instrument Corporation from December 1997 until it was acquired by Motorola in January 2000.

David W. Checketts
Director

        Mr. Checketts has served as a director of McLeodUSA since February 2004. Mr. Checketts is currently Chairman of Sports Capital Partners, a consulting and investment capital firm, and Chairman of SportsWest Productions, LLC. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden, L.C. From March 1991 to September 1994, Mr. Checketts was the President of the New York Knicks basketball team. From September 1990 to March 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz basketball team. Mr. Checketts currently serves on the board of directors of JetBlue Airways Corporation, Citadel Broadcasting Corporation, Republic Mortgage Home Loans, LLC and Cablecom Corporation.

Thomas M. Collins
Director

        Mr. Collins has served as a director of McLeodUSA since April 1993. Mr. Collins is Of Counsel and Past Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, where he had practiced law since 1952. Mr. Collins was a director of Teleconnect Company and its successor, Telecom*USA, Inc., from 1985 to August 1990. He is also a director of APAC Customer Services, Inc., a provider of customer relationship management services.

Theodore J. Forstmann
Chairman of the Executive Committee of the Board of Directors

        Mr. Forstmann was appointed Chairman of the Executive Committee of the McLeodUSA Board of Directors in August 2001. He has served as a director of McLeodUSA since September 1999. Mr. Forstmann is co-founder and senior partner of Forstmann Little & Co., a major New York private equity firm that has invested approximately $12 billion in 29 acquisitions in the past two decades. Forstmann Little & Co.'s best-known acquisitions include Gulfstream Aerospace Corporation, General Instrument Corporation, Ziff-Davis Publishing Company, Community Health Systems, Inc., Yankee Candle Company, Dr. Pepper Company and The Topps Company, Inc. Mr. Forstmann also serves as a director of Community Health Systems, Inc., and Citadel Broadcasting Corporation.

Dale F. Frey
Director

        Mr. Frey has served as a director of McLeodUSA since August 2001. In 1997, Mr. Frey retired after 40 years of service from General Electric and General Electric Investment Corporation, where he served in various executive positions, including Chairman of the Board and Chief Executive Officer of GEI and Vice President and Treasurer of GE. He is a member of the board of directors of Yankee Candle Company, Aftermarket Technology Corp., Community Health Systems, Inc. and Ambassadors International. Mr. Frey served as a member of the board of directors of Praxair, Inc. until his retirement from the board in December of 2003. Mr. Frey also served as a director of Roadway Express, Inc. until its acquisition by Yellow Corporation in December 2003. He serves as a member of the Advisory Committees of Invemed Catalyst Fund, Vantis Equity Associates LLC, Forstmann Little & Co. and Aurora Capital Group. Mr. Frey is the Chairman of the Damon Runyon Cancer Research Foundation, a member of the Board of Overseers of New York University Leonard N. Stern School of Business and a trustee of Franklin and Marshall College.

James E. Hoffman
Director

        Mr. Hoffman has served as a director of McLeodUSA since May 2000. Mr. Hoffman is Executive Vice President—Business Development for Alliant Energy Corporation. Since April 1998, he has been President of Alliant Energy Resources, Inc., a wholly owned subsidiary of Alliant Energy Corporation. He previously served in a number of executive positions at Alliant Energy. Prior to joining Alliant Energy, Mr. Hoffman served as Chief Information Officer for MCI Communications Corp. from 1990 to 1995. He also served as Executive Vice President of Telecom*USA, Inc. from July 1988 until August 1990.

Jeong H. Kim
Director

        Jeong H. Kim, Ph.D. has served as a director of McLeodUSA since May 2002. He has served as Chairman of Cibernet Corporation since March 2003, Chief Executive Officer of Jurie Holdings since June 1998 and has been a professor at the University of Maryland Clark School of Engineering since January 2002. He was President of the Optical Networking Group at Lucent Technologies from August 2000 to October 2001, and was employed there in other positions beginning May 1998, when Lucent acquired Yurie Systems. Dr. Kim founded Yurie Systems, a high-tech communications equipment company in 1992, and served as its Chairman and Chief Executive Officer until its acquisition by Lucent. His early career encompassed computer design, satellite systems design and data communications, and included seven years as a Nuclear Submarine Officer in the U.S. Navy. He currently serves on the boards of In-Q-Tel, MTI MicroFuel Cells Inc., Stanford University's Institute for International Studies, the Johns Hopkins University, the University of Maryland College Park Foundation and GIV Global Private Equity.

Thomas H. Lister
Director

        Mr. Lister has served as a director of McLeodUSA since November 2001. Mr. Lister became a general partner of Forstmann Little & Co. in 1997, after joining the firm as an associate in 1993. Mr. Lister worked in the Mergers & Acquisitions Department at Morgan Stanley from 1986 to 1989 and again from 1991 to 1993. He is also a director of Community Health Systems, Inc.

Daniel M. Snyder
Director

        Mr. Snyder has served as a director of McLeodUSA since September 2002. He has been the owner and Chairman of the Board of Directors of the National Football League's Washington Redskins franchise since July 1999. Mr. Snyder was Chairman and CEO of Snyder Communications, Inc., the marketing and advertising company he founded in 1985, until its acquisition by the French marketing firm Havas in September 2000. In addition to his ownership of the Washington Redskins NFL franchise, Mr. Snyder is active in NFL management, serving as a member of the League's Broadcast Committee and Ventures Committee. Mr. Snyder also currently serves as the Chairman of the Board of Ventiv Health, Inc.

Roger T. Staubach
Director

        Mr. Staubach has served as a director of McLeodUSA since February 2004. Mr. Staubach is Chairman and Chief Executive Officer of The Staubach Company, a global, full-service real estate advisory firm founded in 1977. A 1965 graduate of the United States Naval Academy, Mr. Staubach spent four years in the Navy as an officer. He joined the Dallas Cowboys professional football team as a quarterback in 1969 and launched his real estate career while playing football. Mr. Staubach currently serves on the board of directors of AMR Corporation and Brinker International, Inc.

Farid Suleman
Director

        Farid Suleman has served as a director of McLeodUSA since May 2002. He has been the Chairman and CEO of Citadel Broadcasting Corporation and a Special Limited Partner of Forstmann Little & Co. since March 2002. Prior to joining Citadel Broadcasting Corporation, he served as President and CEO of Infinity Broadcasting Corp., one of the largest radio broadcasting and outdoor advertising companies in America, from February 2001 to February 2002. He was Executive Vice President, Chief Financial Officer, Treasurer and Director of Infinity Broadcasting Corp. from September 1998 to February 2001. Mr. Suleman was named Senior Vice President, Finance of CBS in August 1998 and Senior Vice President and Chief Financial Officer of the CBS Station Group in June 1997. Mr. Suleman was Executive Vice President and Chief Financial Officer of Westwood One, Inc. from February 1994 to March 2002. Mr. Suleman currently serves as a director of Westwood One, Inc.

Peter V. Ueberroth
Director

        Mr. Ueberroth has served as a director of McLeodUSA since August 2001. Mr. Ueberroth has been the Managing Director of Contrarian Group, Inc., an investment and management company since 1990, and has served as Owner and Co-Chairman of the Pebble Beach Company since 1999. He has also served as the Chairman of the Board of Ambassadors International since 1995. He previously served as the Commissioner of Major League Baseball from 1984 to 1989, and was President of the Los Angeles Olympic Organizing Committee, the private non-profit organization responsible for staging and operating the 1984 Los Angeles Olympic Games. He serves on the boards of Ambassadors International, The Coca-Cola Company and Hilton Hotels Corporation.

Juan Villalonga
Director

        Juan Villalonga has served as a Director of the McLeodUSA Board of Directors since May 2002. He most recently served as Chairman and CEO of Telefónica Group from 1996 to 2000, and was instrumental in Telefónica's transformation into one of Europe's four largest telecommunications companies and the leading telecommunications company in Latin America. From January 1995 to June 1996, he headed the activities of Bankers Trust Company in Spain and Portugal, and was CEO of Credit Suisse First Boston in Spain from January 1993 to January 1995. Mr. Villalonga was a partner at the international consulting firm McKinsey & Co. from January 1980 to January 1989, where he worked throughout the United States, Portugal, Spain and Italy. He serves on the board of Banco Espirito Santo Group, and is a member of the Advisory Board of Ben Gurion University.

Corporate Governance and Related Matters

        The Board of Directors conducts its business through meetings and through its committees. On February 23, 2004, the Company established a Subcommittee of the Executive Committee of the Board of Directors as a Nominating Committee (the "Nominating Committee") to nominate candidates to stand for election as directors. Pursuant to the Company's Bylaws, other candidates also may be nominated by any stockholder, provided such other nomination(s), together with the identity of the nominator and the number of shares of McLeodUSA stock owned, directly and indirectly, by the nominator, are submitted in writing to the Secretary of McLeodUSA not less than sixty days and not more than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

        The Board of Directors has established the following committees: an Executive Committee, an Audit Committee, a Compensation Committee and the Nominating Committee.

          The Executive Committee    The Executive Committee has and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of McLeodUSA to the fullest extent permitted by applicable law. The members of the Executive Committee as of March 31, 2004 were Ms. Davis and Messrs. Breen, Forstmann, Frey, Gray and Lister. Mr. Forstmann serves as the Chairman of the Executive Committee.

          The Audit Committee    The Audit Committee, among other things, appoints the independent accounting firm to audit the Company's financial statements, discusses the scope and results of the audit with the independent public accountants, reviews with management and the independent public accountants the Company's interim and year-end operating results, considers the adequacy of the Company's internal accounting controls and audit procedures and reviews and approves the non-audit services to be performed by the independent public accountants. The members of the Audit Committee as of March 31, 2004 were Messrs. Benjamin, Collins, Frey and Hoffman. Mr. Frey serves as Chairman of the Audit Committee. The Board of Directors in December 2003 amended the written charter for the Audit Committee, a copy of which is attached hereto as Exhibit A and is available on the Company's corporate website at www.mcleodusa.com. In addition, the Board of Directors has determined that all of the members of the Audit Committee meet the independence requirements under the listing standards of The Nasdaq Stock Market, Inc. ("Nasdaq") and the rules and regulations of the Securities and Exchange Commission. The Board has determined that Mr. Frey is both independent and an "Audit Committee Financial Expert" under the definition prescribed by the Securities and Exchange Commission. The Board has also determined that at least two additional members of the Audit Committee qualify as a "Audit Committee Financial Experts."

          The Compensation Committee    The Compensation Committee reviews and recommends the compensation arrangements for management and administers the McLeodUSA stock option plan. The members of the Compensation Committee as of March 31, 2004 were Messrs. Breen, Lister and Ueberroth. Mr. Breen serves as Chairman of the Compensation Committee. Each of Messrs. Ueberroth and Breen has been determined to be an independent director under the Nasdaq listing standards. Mr. Lister has been appointed to the Compensation Committee for a two-year term on the basis of a determination by the Board of Directors that Mr. Lister's membership on the Compensation Committee is required by the best interests of the Company and its stockholders. While the Board of Directors has not made an independence determination with respect to Mr. Lister due to the significant ownership interest of Forstmann Little & Co. in McLeodUSA, his relationship to Forstmann Little & Co., of which Mr. Lister is a general partner, and its role as a significant stockholder make his input on compensation decisions of particular value to the Company.

          The Nominating Committee    The functions of the Nominating Committee, established as of February 23, 2004, are to identify and recommend to the Board individuals qualified to serve as directors of the Company. As of March 31, 2004, the Nominating Committee has not identified or nominated potential nominees to the Board.

          The Nominating Committee is governed by a charter, a current copy of which is available on the Company's corporate website at www.mcleodusa.com. A copy of the charter is also available to stockholders in print upon request, addressed to the Corporate Secretary, at 6400 C Street SW, PO Box 3177, Cedar Rapids, IA 52406-3177.

          The members of the Nominating Committee as of March 31, 2004 were Messrs. Forstmann, Frey and Breen. Mr. Forstmann serves as Chairman of the Nominating Committee. Each of Messrs. Frey and Breen has been determined to be an independent director under the Nasdaq listing standards. Mr. Forstmann has been appointed to the Nominating Committee for a two-year term on the basis of a determination by the Board of Directors that Mr. Forstmann's membership on the Nominating Committee is required by the best interests of the Company and its stockholders. While the Board of Directors has not made an independence determination with respect to Mr. Forstmann due to the significant ownership interest of Forstmann Little & Co. in McLeodUSA, the Board of Directors considers that Mr. Forstmann has a unique ability to attract and assess high quality candidates to serve on the Board of Directors, and that his relationship to Forstmann Little & Co., of which he is a general partner, make his input on nomination decisions of particular value to the Company.

          The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

    •
    The name of the stockholder and evidence of the person's ownership of Company stock, including the number of shares owned and the length of time of ownership; and

    •
    The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

          The stockholder recommendation and information described above must be sent to the Corporate Secretary at 6400 C Street SW, PO Box 3177, Cedar Rapids, IA 52406-3177 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders.

          The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.

          The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above, and who might be available to serve on the Board. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

          Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the person will be contacted. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the person's accomplishments and qualifications, including in light of any other candidates that the Committee might be considering. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Board and Committee Meeting Attendance

        During the fiscal year ended December 31, 2003, the Board of Directors had five meetings. During the same period, the Audit Committee met ten times and the Compensation Committee met four times. The Executive Committee did not meet in 2003. The Nominating Committee was established on February 23, 2004, and thus did not meet during 2003. During the fiscal year ended December 31, 2003, no director attended fewer than 75% of the total of all meetings of the Board of Directors and any committee on which the director served, except that Daniel Snyder attended three of the five Board Meetings, or 60% of such meetings.

Policy Regarding Director Attendance at Meetings

        The Company considers regular attendance and participation at meetings of the Company's Board of Directors and the annual meeting of stockholders to be important to effectively fulfilling the responsibilities of a director. Accordingly, it is Company policy that each of its directors attend the annual meeting and meetings of the Board of Directors and its committees regularly and as reasonably possible. Ten of the Company's then fifteen directors were in attendance at the 2003 Annual Meeting.

Stockholder Communications with the Board

        The Board of Directors has established a process to receive communications from stockholders. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at 6400 C Street SW, PO Box 3177, Cedar Rapids, IA 52406-3177.

        All communications received as set forth in the preceding paragraph will be opened by the office of the Company's Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company's directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the Corporate Secretary office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Directors' Compensation

        McLeodUSA directors who are also employees receive no directors' fees or director stock options. Non-employee directors receive directors' fees of $1,000 for each Board and committee meeting attended in person and $500 for each Board and committee meeting attended by telephone. In addition, directors are reimbursed for reasonable out-of-pocket travel expenditures incurred in connection with their attendance at Board and committee meetings.

        Pursuant to the McLeodUSA 2002 Omnibus Equity Plan (the "Omnibus Plan"), the Compensation Committee adopted on April 18, 2002 (and the Board of Directors ratified and confirmed on April 24, 2002) a general policy for granting stock options to directors. The policy provides that non-employee directors will be granted, on a one-time basis, options to acquire 300,000 shares, plus an additional 100,000 options for each committee on which a director serves, plus an additional 325,000 options for serving as chair of the Executive Committee. Upon resignation, such directors will have one year to exercise any options which are vested at the time of resignation. The policy also provides that stock options for such directors serving on April 18, 2002 will vest 25% on the date of grant and 25% per year for the following three years and that stock options for such directors elected or appointed after April 18, 2002 would vest one-third on the anniversary of the grant date in each of the first three years following the date of grant and, in either case, the options would vest fully upon a change of control. The non-employee directors serving on April 18, 2002 were granted options in accordance with the policy, and non-employee directors who have since joined the Board have likewise received stock option grants.

        Other than the compensation described above, none of the directors received any compensation from McLeodUSA in 2003 in connection with their service as directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

        The following table sets forth information concerning the cash and non-cash compensation paid or accrued during the periods indicated to the Company's Chief Executive Officer and certain other highly compensated officers (the "Named Executive Officers").

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation(2)	Securities Underlying Options(3)		All Other Compensation(4)
Chris A. Davis Chairman of the Board of Directors, Chief Executive Officer and Director	2003 2002 2001	$400,000 400,000 153,846	$300,000 400,000 8,269,731	(5)	$179,407 113,383 3,014	500,000 7,000,000 —	(10)	$	— 55,818 2,207,325	(6)
Stephen C. Gray President and Director	2003 2002 2001	400,000 400,000 400,000	300,000 320,000 —		43,980 4,464 8,954	300,000 4,500,000 —	(10)		— — 3,400	(7)
G. Kenneth Burckhardt Chief Financial Officer and Director	2003 2002 2001	325,000 227,500 —	243,750 2,260,000 —	(8)	138,519 4,010 —	— 2,500,000 —			— 60,358 —
Andreas C. Papanicolaou Executive Vice President—Network Services	2003 2002 2001	300,000 121,154 —	222,000 112,500 —		8,958 — —	— 2,000,000 —			9,933 10,609 —
James E. Thompson(9) Group Vice President, General Counsel and Secretary	2003 2002 2001	295,000 22,692 —	212,400 100,000 —		— — —	— 1,000,000 —			32,106 8,425 —

(1)
Unless otherwise indicated, includes bonuses in the year they were earned.

(2)
Reflects personal usage of company aircraft and commuting expense on company aircraft. As noted below in the discussion of employment agreements, the Executive Committee of the Board of Directors adopted a policy following the September 11 tragedy pursuant to which the Chief Executive Officer and President of the Company are required as a security measure not to utilize commercial air transport. Income is imputed to each of these individuals at SIFL rates under applicable federal tax regulations, and on which they are individually responsible to pay income taxes. The employment agreements of both Ms. Davis and Mr. Burckhardt also provide for weekly round-trip transportation between Cedar Rapids and their respective homes in Hilton Head Island, South Carolina on a company-owned aircraft. This transportation is provided on a basis on which Ms. Davis and Mr. Burckhardt suffer no tax disadvantage.

(3)
On April 16, 2002, the effective date of the Plan of Reorganization, all then outstanding options were cancelled. All options shown in the table were granted subsequent to April 16, 2002.

(4)
Unless otherwise indicated, all other compensation represents reimbursement for relocation expenses paid by McLeodUSA to the applicable individual.

(5)
Includes $5,000,000 signing bonus paid in 2001 and $3,186,398 paid to Ms. Davis in 2001 in accordance with her executive employment agreement for the difference between the sales price and $24 for 162,500 shares of ONI Systems Corp. common stock that Ms. Davis sold.

(6)
Represents $2,207,325 paid by McLeodUSA to Ms. Davis for reimbursement of relocation expenses and a gross-up payment for associated taxes (including proceeds and gross-up related to the sale of Ms. Davis' home).

(7)
Represents matching contribution made by McLeodUSA to the McLeodUSA Incorporated 401(k) Plan on behalf of Mr. Gray.

(8)
Includes $2,000,000 signing bonus paid in 2002.

(9)
Mr. Thompson joined McLeodUSA as Group Vice President, General Counsel and Secretary in December 2002.

(10)
Reflects options granted on February 23, 2004 in recognition of performance in 2003.

Fiscal Year-End Option Values

        The following table sets forth information for each Named Executive Officer concerning the exercise of options during fiscal year 2003, the number of securities underlying unexercised options at the 2003 year-end and the year-end value of all unexercised in-the-money options held by such individuals.

			Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Chris A. Davis	—	$—	5,250,000	1,750,000	$1,942,500	$647,500
Stephen C. Gray	—	$—	2,250,000	2,250,000	$832,500	$832,500
G. Kenneth Burckhardt	—	$—	1,250,000	1,250,000	$462,500	$462,500
Andreas C. Papanicolaou	—	$—	666,667	1,333,334	$246,666	$493,333
James E. Thompson	—	$—	333,333	666,667	$123,333	$246,667

(1)
Represents the difference between the exercise price and the closing price of the Company's Class A common stock on the Nasdaq Stock Market on December 31, 2003.

Other Benefit Programs

        McLeodUSA has a contributory retirement plan (the "401(k) Plan") for its employees (including executive officers) age 21 and over with at least three months of service with McLeodUSA. The 401(k) Plan provides that each participant may contribute up to 50% of his or her salary, up to the annual statutory limit (in prior years employees could contribute up to 15%, subject to the annual statutory limit). McLeodUSA may make matching contributions to each participant's account equal to 50% of the participant's contribution up to 2% of the participants annual compensation. In addition, McLeodUSA may make a discretionary annual match of up to another 50% of the participant's contribution up to 2% of the participant's annual compensation. Thus, the total matching contribution can be up to 4% of the participant's annual compensation. Employees are not permitted to purchase McLeodUSA common stock with their own contributions to the 401(k) Plan. No matching contribution or discretionary annual match was made for 2003.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is composed entirely of outside directors. The members of the Compensation Committee during 2003 and as of March 31, 2004 were Edward D. Breen, Thomas H. Lister and Peter V. Ueberroth. Until April 20, 2003 Thomas D. Bell, Jr. was also a member of the Compensation Committee.

        During 2003 and for the two months ended February 29, 2004, McLeodUSA billed individual hospital subsidiaries of Community Health Systems, Inc. $193,269 and $23,344, respectively, for telecommunications services. Theodore J. Forstmann, Thomas H. Lister and Dale F. Frey, directors of McLeodUSA, serve on the board of Community Health Systems, Inc.

        During 2003 and for the two months ended February 29, 2004, McLeodUSA paid $131,234 and $20,570, respectively, to Cousins Properties Incorporated for real estate rental. Thomas D. Bell, Jr., a director of McLeodUSA until his resignation effective April 20, 2003, is President and CEO, and a director, of Cousins Properties Incorporated.

        For a description of certain other transactions, see "Certain Relationships and Related Transactions."

Employment Agreements

        McLeodUSA entered into an executive employment agreement with Chris A. Davis on August 1, 2001. The term of the agreement with Ms. Davis continues until August 13, 2004. Under the terms of the employment agreement, Ms. Davis received an initial base annual salary of $400,000, subject to a potential increase each year based on comparison to the annual base salary of similarly situated executives at similar companies, and bonus opportunities set at not less than 50% of the base annual salary. Upon entering into the employment agreement, Ms. Davis was paid a one-time signing bonus of $5,000,000 as compensation for loss of unvested option shares of ONI Systems Corp. In addition, the agreement provided that to the extent that Ms. Davis exercised any of her vested options to purchase ONI common stock and on the earliest possible date that she could sell shares of ONI common stock, she sold any shares acquired upon such exercises and the gross sale price was less than $24 per share, McLeodUSA would make an additional payment to her of the difference between the sale price and $24, for up to 162,500 shares. Ms. Davis sold the ONI common stock in accordance with her agreement and was paid $3,186,398 for the difference between the sale price for such stock and $24 for all 162,500 shares that she sold. Pursuant to the terms of the agreement, McLeodUSA also paid $4.3 million to Ms. Davis to purchase her home in Los Gatos, CA, approximately $988,000 for reimbursement of related taxes and $118,000 for related relocation expenses. Following adoption of the McLeodUSA Incorporated 2002 Omnibus Equity Plan and pursuant to an Option Agreement, Ms. Davis was granted options to acquire up to 7,000,000 shares of Class A common stock, with 25% of the options vesting on April 18, 2002, and 25% vesting on each of August 2, 2002, August 2, 2003, and August 2, 2004. The options granted to Ms. Davis provide for immediate acceleration of vesting upon a change of control. See also discussion of Fiscal Year-End Option Values and the Compensation Committee Report on Executive Compensation.

        Ms. Davis's employment agreement further provides that if she terminates her employment for good reason or if McLeodUSA terminates her employment in breach of the agreement, Ms. Davis is entitled to: (1) full salary through the date of termination and amounts due under any applicable compensation plan; (2) a liquidated damages payment approximately equal to the number of years (including partial years) remaining in the term of the agreement, multiplied by Ms. Davis's salary and bonus on the date of termination; (3) full vesting of stock options granted during the term of the agreement, with such options to remain exercisable for four years, including upon a change in control; (4) continued health and related benefits for the remainder of the term of the agreement; and (5) a gross-up payment to cover excise tax payments due on the severance benefits. Ms. Davis is bound by non-competition and non-solicitation covenants for the term of her employment agreement and for an additional year in certain circumstances.

        Under the terms of her agreement, Ms. Davis is also entitled to weekly roundtrip transportation between her home in Hilton Head Island, South Carolina, and Cedar Rapids, Iowa on McLeodUSA aircraft. All such transportation is provided on a basis on which she suffers no tax disadvantage. In addition, in response to the September 11 tragedy, the Executive Committee of the Board of Directors adopted a policy under which the Chief Executive Officer and President of McLeodUSA are required as a security measure not to utilize commercial air transport. As a consequence, Ms. Davis and Mr. Gray are provided access to McLeodUSA aircraft for personal use, for which personal income is imputed at SIFL rates as designated under applicable federal tax regulations, and for which they are individually responsible to pay income taxes.

        McLeodUSA entered into an executive employment agreement with Stephen C. Gray on January 7, 2000. The term of Mr. Gray's employment agreement continued until January 7, 2003. The employment agreement provided Mr. Gray with an initial annual base salary of $400,000, subject to a potential increase each year based on comparison to the annual base salary of similarly situated executives at similar companies, and bonus opportunities set at not less than 50% of the base annual salary. Following adoption of the McLeodUSA Incorporated 2002 Omnibus Equity Plan and pursuant to an Option Agreement, Mr. Gray was granted options to acquire up to 4,500,000 shares of Class A common stock, with 25% of the options vesting on each of April 18, 2002, April 18, 2003, April 18, 2004 and April 18, 2005. The options granted to Mr. Gray provide for immediate acceleration of vesting upon a change of control. As noted above, Mr. Gray is required under the McLeodUSA security policy not to utilize commercial air transport and is provided access to corporate aircraft under the conditions described above. See also discussion of Fiscal Year-End Option Values and the Compensation Committee Report on Executive Compensation.

        McLeodUSA entered into letter agreements with each of G. Kenneth Burckhardt, Andreas Papanicolaou and James E. Thompson on April 13, 2002, July 20, 2002 and November 12, 2002 respectively. The letter agreements provided for annual base salaries as follows: Mr. Burckhardt $325,000, Mr. Papanicolaou $300,000 and Mr. Thompson $295,000. Under the terms of their respective letter agreements, Mr. Burckhardt was paid a one-time signing bonus of $2,000,000, and Mr. Thompson was paid a one time signing bonus of $100,000. These signing bonuses and relocation expenses were required to be repaid to McLeodUSA if they terminated their employment within less than one year. The letter agreements also provide that Messrs. Burckhardt, Papanicolaou and Thompson are eligible for annual performance bonus opportunities targeted at 50% of their annual base salary.

        Mr. Burckhardt's letter agreement further provides that if he is terminated from McLeodUSA (other than for cause) or if his duties are materially reduced and, as a result, he elects to resign from McLeodUSA, Mr. Burckhardt is entitled to: (1) the amount of two years of compensation and (2) continued health and related benefits at McLeodUSA expense. McLeodUSA paid Messrs. Burckhardt, Papanicolaou and Thompson $60,358, $20,542, and $40,531 respectively, for reimbursement of relocation expenses. Each of Messrs. Burckhardt, Papanicolaou and Thompson also is bound by non-competition and non-solicitation covenants for one year following the termination of their employment.

        The letter agreements also provide for the grant of options to purchase shares of Class A common stock. Mr. Burckhardt was granted options to acquire up to 2,500,000 shares of Class A common stock, with a vesting schedule of 25% on each of April 18, 2002, April 18, 2003, April 18, 2004 and April 18, 2005. Mr. Papanicolaou was granted options to acquire up to 2,000,000 shares of Class A common stock, vesting one-third on each of August 5, 2003, August 5, 2004 and August 5, 2005. Mr. Thompson was granted options to acquire up to 1,000,000 shares of Class A Common Stock, vesting one-third on each of December 2, 2003, December 2, 2004 and December 2, 2005. Mr. Burckhardt's options were granted pursuant to an Option Agreement that provides for immediate acceleration of vesting upon a change of control. Mr. Papanicolaou and Mr. Thompson's options were granted pursuant to Option Agreements that provide for immediate acceleration of vesting upon a change of control only if an acquiring company does not assume the McLeodUSA Incorporated 2002 Omnibus Equity Plan or substitute its own equity for shares of McLeodUSA Class A common stock. The options granted to Messrs. Burckhardt, Papanicolaou and Thompson were granted at an exercise price of $1.11 per share, a price not less than the fair market value of the common stock on the date of their respective grants.

        The letter agreement with Mr. Burckhardt also provides access to corporate aircraft under certain conditions. For commuting purposes, Mr. Burckhardt is provided weekly roundtrip transportation from his home at Hilton Head Island, South Carolina to Cedar Rapids, Iowa on a company-owned aircraft whenever possible. Otherwise, he is authorized to travel via coach class commercial aircraft at the company's expense. This transportation is provided on a basis on which he suffers no tax disadvantage.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors has prepared the following report on policies with respect to the compensation of executive officers for 2003.

        Decisions on compensation of executive officers are made by the Compensation Committee. The Compensation Committee also administers the McLeodUSA Incorporated 2002 Omnibus Equity Plan. No member of the Compensation Committee is an employee of McLeodUSA. During 2003, the members of the Compensation Committee were Edward D. Breen, Thomas H. Lister and Peter V. Ueberroth. In addition, until April 20, 2003, Thomas D. Bell was a member of the Compensation Committee.

Compensation Policies Toward Executive Officers

        The compensation policies are designed to:

  •
  attract, motivate and retain experienced and qualified executives;

  •
  increase the overall performance of McLeodUSA;

  •
  increase stockholder value; and

  •
  increase the performance of individual executives.

        The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on McLeodUSA's overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. The Compensation Committee believes that the level of base salaries plus bonuses of executives should generally be managed to be at the midpoint of the competitive market. In addition, it is policy of McLeodUSA to grant stock options to executives in order to strengthen the alliance of interest between such executives and stockholders.

        The following describes in more specific terms the elements of compensation that the Compensation Committee considers in making its determination about appropriate compensation levels, with specific reference to compensation reported for 2003.

(a) Base Salaries

        Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the same geographic region. Base salaries for executive officers are reviewed as appropriate by the Compensation Committee based upon, among other things, the recommendations of Ms. Davis, individual performance and the responsibilities of the particular executive.

        Salary adjustments for executive officers are recommended by the Chief Executive Officer by evaluating the performance of each executive officer after considering new responsibilities and the previous year's performance. The Compensation Committee performs the same evaluation of the performance of Ms. Davis, as well as other senior executives. The employment agreement entered into on August 1, 2001 with Ms. Davis and the letter agreements with Messrs. Burckhardt, Papanicolaou and Thompson are discussed in more detail above. See "Employment Agreements." Individual performance ratings take into account such factors as achievement of specific goals that are driven by the strategic plan and attainment of specific individual objectives. The factors impacting merit based adjustments to base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee.

        Since 2002, employees at or above the Vice President level have not received merit increases to their salaries. Increases in these employees' compensation have been implemented entirely through performance-based bonuses and stock options, as discussed below.

(b) Bonuses

        Bonuses to executive officers are based on both corporate and individual performance, as measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors primarily consist of cash, revenue and earnings targets, as well as certain program initiatives such as quality improvement initiatives, business process improvements and cost reductions, established in the annual budget set at the beginning of each year. Discretionary bonuses are occasionally awarded for exceptional performance, but were not awarded to any executive officers in 2003. For 2003 performance bonuses were approved by the Compensation Committee on the basis of a formula reviewed and approved by the Committee. The formula was based on a combination of attainment of (i) a series of overall corporate objectives (80%), and (ii) pre-approved personal performance objectives (20%).

(c) Stock Options

        A third component of executive officers' compensation involves the grant of options to purchase shares of common stock. The Compensation Committee grants stock options to executives in order to align their interests with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives' gains are linked to increases in the stock value, which in turn provides stockholder gains. McLeodUSA also believes that stock options have been helpful in attracting and retaining skilled executive personnel.

        The Compensation Committee generally grants options to new executive officers and other key employees upon their commencement of employment with McLeodUSA and thereafter, on occasion, as determined by the Compensation Committee, based on performance. Consistent with this approach, and based on the Compensation Committee's assessment of their respective performance in 2003, the Compensation Committee on February 23, 2004 granted 500,000 options to Ms. Davis and 300,000 options to Mr. Gray, such options vesting one-half on each of the first and second anniversaries of the date of the grants. Like all other options granted to Ms. Davis and Mr. Gray, these options provide for acceleration of vesting upon a change in control. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for McLeodUSA stockholders through appreciation of stock price.

        Stock option grants under the Omnibus Plan were made to certain newly hired executive officers in 2003 at the time of the commencement of their employment. No options were granted in 2003 to the Named Executive Officers, although as noted above, option grants were made to each of Ms. Davis and Mr. Gray in February 2004 based on their respective 2003 performance. During 2003, McLeodUSA granted stock options covering a total of approximately 18 million shares of common stock to approximately 2,800 employees. The per share option exercise price of these grants ranged from $1.11 to $1.77, which equaled or was greater than the fair market value of a share of common stock on the respective dates of grant. Also during 2003, stock options covering a total of approximately 8.6 million shares of common stock were forfeited by employees.

(d) Other

        McLeodUSA has a contributory retirement plan for its employees (including executive officers) age 21 and over with at least three months of service with McLeodUSA. The 401(k) Plan provides that each participant may contribute up to 50% of his or her salary, up to the annual statutory limit (in prior years employees could contribute up to 15%, subject to the annual statutory limit). McLeodUSA may make matching contributions to each participant's account equal to 50% of the participant's contribution up to 2% of the participant's annual compensation. In addition, McLeodUSA may make a discretionary annual match of up to another 50% of the participant's contribution up to 2% of the participant's annual compensation. Thus, the total matching contribution can be up to 4% of the participant's annual compensation. Employees are not permitted to purchase McLeodUSA common stock with their own contributions to the 401(k) Plan. No matching contributions or discretionary annual match was made for 2003. The Compensation Committee will reconsider the 401(k) Plan matching contribution program in the future.

Executive Employment Agreements

        In August 2001, the Compensation Committee approved an employment agreement with Ms. Davis who joined McLeodUSA as Chief Operating and Financial Officer and now serves as Chairman of the Board of Directors and Chief Executive Officer. The Compensation Committee also reviewed and approved the terms of the offers of employment extended to other executive officers of the Company, including the named executive officers. The terms of these offers were approved on the basis of the experience of and positions to be held by these senior executives. See "Employment Agreements." The Compensation Committee manages these employment agreements and sets compensation for the executives pursuant to these agreements.

Chief Executive Officer Compensation

        Ms. Davis became Chief Executive Officer in April 2002. The compensation of Ms. Davis is consistent with her executive employment agreement. See "Employment Agreements."

        For 2003, Ms. Davis' compensation included $400,000 in base salary and a bonus of $300,000, determined in a manner consistent with the bonuses for other Company officers and all other executive officers. Ms. Davis did not receive an increase in base salary in 2003. Her bonus award was determined on the basis of a review of the Company's performance against specific pre-approved corporate objectives (80%), and her performance against specific personal performance objectives (20%).

        Following adoption of the McLeodUSA Incorporated 2002 Omnibus Equity Plan, Ms. Davis was granted options to acquire up to 7,000,000 shares of Class A common stock, with 25% of the options vesting on April 18, 2002, and 25% vesting on each of August 2, 2002, August 2, 2003 and August 2, 2004. The options granted to Ms. Davis provide for acceleration of vesting upon a change of control. These options were granted on the basis of a review of the leadership role and performance of Ms. Davis, and on the basis of a finding that such grants were consistent with the Compensation Committee's belief that it is desirable and in the best interest of the company to recruit and retain qualified executives and to grant stock options in connection with their compensation arrangements. The per share option exercise price of such options was $1.11, which was equal to or greater than the fair market value of a share of common stock on the date of grant. In addition, Ms. Davis received a grant of 500,000 options on February 23, 2004, vesting one-half on each of the first and second anniversaries of the date of the grants, based upon the above-described criteria. Like all other options granted to Ms. Davis, these options provide for acceleration of vesting upon a change in control. The per share option exercise price of these options was $1.62, which was equal to the fair market value of a share of common stock on the date of the grant.

Compensation Deductibility Policy

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Compensation Committee intends to structure stock option grants to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

        The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding McLeodUSA's efforts, that compensation intended by McLeodUSA to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Respectfully submitted,
Compensation Committee
Edward D. Breen, Chairman Thomas H. Lister Peter V. Ueberroth

Comparative Stock Performance

        The following chart sets forth comparative information regarding cumulative stockholder return on Class A common stock for the period from April 18, 2002 (the date trading activity was first reported for Class A common stock following McLeodUSA's emergence from Chapter 11 bankruptcy) through December 31, 2003. From April 18, 2002 through September 27, 2002, McLeodUSA Class A common stock traded on the Nasdaq National Market. On September 30, 2002, the Company's Class A common stock moved from the Nasdaq National Market and began trading on the Nasdaq SmallCap Market.

        Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. McLeodUSA has never paid a cash dividend on the Company's Class A common stock. the Company's cumulative stockholder return based on an investment of $100 on April 18, 2002, is compared to the cumulative total return of the Standard & Poor's 500 Stock Index and The Nasdaq Telecommunications Stock Index, comprised of publicly traded companies which are principally in the telecommunications business, during that same period.

        As a result of the Chapter 11 bankruptcy, comparisons of McLeodUSA stock performance with such indices during the period prior to emergence from bankruptcy are not meaningful.

Comparison of Cumulative Total Returns
Comparison of the Cumulative Total Return from April 18, 2002 to December 31, 2003
Among McLeodUSA Incorporated, The S&P 500 Stock Index
And The Nasdaq Telecommunications Stock Index

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, officers and greater than ten percent beneficial owners to file with the Securities and Exchange Commission initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. Directors, officers and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish McLeodUSA with copies of all Section 16(a) reports they file.

        Based on the Company's review of these reports and on written representations from the reporting persons that no other reports were required, McLeodUSA believes that during the fiscal year ended December 31, 2003 the Company's directors, officers and greater than ten percent beneficial owners filed the reports required by Section 16(a) on a timely basis.

Certain Relationships and Related Transactions

        Since 2001, McLeodUSA has entered into indemnity agreements with certain of its officers and directors to provide protection against personal liability in order to insure and enhance those individual's continued service to McLeodUSA in an effective manner. The agreements provide for the effective indemnification of and the advancing of expenses to those individuals to the fullest extent (whether partial or complete) permitted by law and as set forth in the agreements, and, to the extent insurance is maintained, for the continued coverage of those individuals under McLeodUSA director and officer liability insurance policies.

        In March 2000, McLeodUSA entered into an agreement with APAC Customer Services, Inc. ("APAC") under which APAC provides sales, marketing and customer care services to McLeodUSA. McLeodUSA paid $5,078,606 in 2003 and $579,365 for the two months ended February 29, 2004 to APAC under this agreement. McLeodUSA provided telecommunications services to APAC totaling $403,280 in 2003 and $233,481 for the two months ended February 29, 2004. Thomas M. Collins, a director of McLeodUSA, is a director of APAC.

        During 2003 and for the two months ended February 29, 2004, McLeodUSA paid $5,445 and $11,297, respectively, to Shuttleworth & Ingersoll, P.L.C., a law firm in Cedar Rapids, Iowa, for legal services rendered. In addition, an insurance carrier for McLeodUSA paid Shuttleworth & Ingersoll $17,516 for its representation of McLeodUSA in connection with certain litigation. McLeodUSA provided telecommunications services for Shuttleworth & Ingersoll, P.C., totaling $41,743 in 2003 and $6,840 for the two months ended February 29, 2004. Thomas M. Collins is Of Counsel at Shuttleworth & Ingersoll, P.L.C., but has no ownership interest in the firm and receives no portion of the fees paid by McLeodUSA to the firm. Kevin Collins, son of Thomas M. Collins, is a member of Shuttleworth & Ingersoll.

        McLeodUSA provides telecommunications services to Rockwell Collins, Inc. During 2003 and for the two months ended February 29, 2004, McLeodUSA billed Rockwell Collins $89,509 and $16,752, respectively, for these services. Chris A. Davis, Chairman of the Board of Directors and Chief Executive Officer of McLeodUSA, is a director of Rockwell Collins, Inc.

        During 2003 and for the two months ended February 29, 2004, McLeodUSA billed individual hospital subsidiaries of Community Health Systems, Inc. $193,269 and $23,344, respectively for telecommunications services. Theodore J. Forstmann, Thomas A. Lister and Dale F. Frey, directors of McLeodUSA, serve on the board of Community Health Systems, Inc.

        McLeodUSA is a party to an agreement with Alliant Energy pursuant to which Alliant Energy grants McLeodUSA access to certain of Alliant Energy's towers, rights-of-way, conduits and poles in exchange for capacity on the McLeodUSA communications network. McLeodUSA paid $1,008,310 and $143,088 to Alliant during 2003 and for the two months ended February 29, 2004, respectively, primarily for utilities. McLeodUSA provided telecommunications services to Alliant Energy of $462,326 and $129,845 in 2003 and for the two months ended February 29, 2004, respectively. James E. Hoffman, Executive Vice President—Business Development of Alliant Energy, is a director of McLeodUSA.

        During 2003 and for the two months ended February 29, 2004, McLeodUSA paid $50,124 and $8,750, respectively, for advertising placed with media outlets affiliated with Citadel Broadcasting on behalf of McLeodUSA, some such payments made directly to Citadel and others indirectly through an advertising agency acting on behalf of McLeodUSA. McLeodUSA provided telecommunications services to Citadel of $1,715 and $1,216 in 2003 and the two months ended February 29, 2004, respectively. Farid Suleman, a director of McLeodUSA, is Chairman and CEO of Citadel Broadcasting, and Theodore J. Forstmann and David W. Checketts, directors of McLeodUSA, serve on the Citadel board of directors.

        In 2003, McLeodUSA reimbursed Forstmann Little & Co. $76,351 for travel and related expenses and $79,000 for payments made to a third party public relations firm, both incurred by Forstmann Little & Co. for the benefit and on behalf of McLeodUSA.

        Chris A. Davis receives an annual salary of $500,000 for providing advice and consulting services to Forstmann Little & Co. as a special limited partner thereof. Ms. Davis has the right to invest in Forstmann Little & Co. portfolio investments from time to time. Ms. Davis has informed McLeodUSA that she did not invest in Forstmann Little & Co.'s investment in McLeodUSA in connection with the restructuring. Ms. Davis has agreed to provide her advice related to the investment activities of the Forstmann Little & Co. partnerships in a manner that does not interfere with the performance of her duties with McLeodUSA.

        Theodore J. Forstmann is a senior partner and Thomas H. Lister is a general partner of Forstmann Little & Co. Funds affiliated with Forstmann Little & Co., which are parties to several agreements related to the Company's restructuring. Farid Suleman has been a special limited partner of Forstmann Little & Co. since March 2002. In addition, Dale F. Frey is an investor in certain Forstmann Little & Co. portfolio companies and serves on the Forstmann Little & Co. advisory board.

        Theodore J. Forstmann, a member of the McLeodUSA board, is a member of the banking group to which McLeodUSA owes money under the Credit Agreement with JPMorgan Chase Bank (the "Credit Agreement"). Mr. Forstmann holds $11,015,365 face value of such debt as of December 31, 2003, and receives interest payments thereunder, which in 2003 totaled $629,735. During the two months ended February 29, 2004 Mr. Forstmann did not receive any such interest payments. In addition, Mr. Forstmann received an amendment fee of $44,172 as a result of the October 3, 2003 amendment to the Credit Agreement.

        For a description of certain other transactions, see "Compensation Committee Interlocks and Insider Participation."

RATIFICATION OF THE APPOINTMENT
OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
FOR THE 2004 FISCAL YEAR
(Proposal 2)

        The Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP as independent public accountants for the fiscal year ending December 31, 2004.

        It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of Proposal 2 is not required by the Bylaws or otherwise. However, the Board of Directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if Proposal 2 is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accountant at any time during the year if the Board of Directors determines that such a change would be in the best interests of McLeodUSA and its stockholders.

Fees Paid to Principal Independent Public Accountant

        The following table summarized the aggregate fees billed to McLeodUSA by Deloitte & Touche LLP:

	2003	2002
Audit Fees(a)	$610,100	$660,250
Audit-Related Fees(b)	18,744	71,024
Tax Fees(c)	538,037	970,840
All Other Fees(d)	—	1,151,592

Total	$1,166,881	$2,853,706

  (a)
  Fees for audit services during 2003 and 2002 consisted of:

  •
  Audit of the Company's annual financial statements

  •
  Reviews of the Company's quarterly financial statements

  •
  Other services related to Security and Exchange Commission matters

  (b)
  Fees for audit-related services during 2003 and 2002 consisted of:

  •
  Employee benefit plan audits

  •
  Financial accounting and reporting consultations (2002 only)

  (c)
  Fees for tax services during 2003 and 2002 consisted of:

  •
  Tax compliance related to the preparation and review of federal and state income tax returns

  •
  Tax advice related to the divestiture of Illinois Consolidated Telephone Company ("ICTC") (2002 only)

  •
  Other tax planning and advice

  (d)
  Fees for all other services during 2002 consisted of:

  •
  Process improvement consulting prior to the engagement of Deloitte & Touche LLP as the principal auditor of McLeodUSA

  •
  Services rendered in connection with the divestiture of ICTC and certain of the assets of Splitrock Services, Inc. and primarily incurred prior to the engagement of Deloitte & Touche LLP as the principal auditor of McLeodUSA

        The Audit Committee has established policies and procedures that satisfy SEC requirements for approval of fees paid to the auditor and requires such fees to be approved before they are incurred. The Audit Committee has the sole authority to approve all relationships with Deloitte & Touche LLP. Pursuant to its policies and procedures the Audit Committee has delegated limited approval authority to its Chairman. The Audit Committee considered whether the provision of services covered by the fees listed above is compatible with maintaining the independence of Deloitte & Touche LLP and all fees listed above were approved pursuant to the then effective pre-approval procedures.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        On April 24, 2002, upon the recommendation of the Audit Committee of McLeodUSA Incorporated, the Board of Directors of McLeodUSA approved the dismissal of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditors and the appointment of Deloitte & Touche LLP to serve as the Company's independent auditors for the year ending December 31, 2002. The appointment of Deloitte & Touche LLP became effective on April 25, 2002.

        Arthur Andersen's original report on the Company's consolidated financial statements for the year ended December 31, 2001 included a comment regarding the Company's ability to continue as a going concern as a result of the Company's plan of reorganization not being effective as of the date of Arthur Andersen's original report. Because the Company's plan of reorganization became effective on April 16, 2002, Arthur Andersen issued a revised report on the Company's consolidated financial statements for the year ended December 31, 2001 which removed the comment about the Company's ability to continue as a going concern. Arthur Andersen's report on the Company's consolidated financial statements for the year ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion. Except as set forth above, such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        McLeodUSA provided Arthur Andersen with a copy of the foregoing disclosures.

        During the years ended December 31, 2001 and 2000 and through April 25, 2002, McLeodUSA did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        The affirmative vote of a majority of the voting rights represented at the Annual Meeting is required to approve Proposal 2.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

Report of the Audit Committee

        The Audit Committee of the Board of Directors has prepared the following report for 2003.

        To the Board of Directors of McLeodUSA Incorporated:

        The Audit Committee has reviewed and discussed with management the McLeodUSA audited financial statements as of and for the year ended December 31, 2003.

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        The Audit Committee has also received written confirmations with respect to non-audit services provided to the company by the independent accountants in calendar year 2003 and those planned for 2004. The Committee has considered whether the provision of such non-audit services is compatible with maintaining the auditor's independence.

        Management is responsible for the Company's internal control and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in its Charter, the Committee's responsibilities include the monitoring and oversight of these processes.

        In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to certify that the audit of the Company's financial statements has been carried out in accordance with generally accepted accounting principles or that the Company's independent accountants are in fact "independent."

        Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements referred to above be included in the McLeodUSA Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Respectfully submitted,
Audit Committee
Dale F. Frey, Chairman Thomas M. Collins Jeffrey D. Benjamin James E. Hoffman

STOCK OWNERSHIP BY MANAGEMENT AND MORE THAN 5% STOCKHOLDERS

        The following beneficial ownership table sets forth information regarding beneficial ownership of McLeodUSA voting stock as of February 29, 2003 by:

  •
  each director and director nominee;

  •
  each Named Executive Officer;

  •
  each other person known by McLeodUSA to beneficially own more than 5% of a class of stock of McLeodUSA; and

  •
  all executive officers and directors as a group.

        Under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of the applicable class of stock as of February 29, 2004 plus those shares of stock that such stockholder has the right to acquire within 60 days. Consequently, the denominator for calculating such percentage may be different for each stockholder.

        With respect to directors, director nominees and executive officers, the table is based upon information supplied by such persons. The information regarding more than 5% stockholders is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us.

        Unless otherwise indicated in the footnotes to the table, each of the stockholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

	Class A Common				Class B Common		Class C Common		Series A Preferred		Series B Preferred
Name of Beneficial Owner	Number of Option Shares(3)	Number of Shares and Option Shares	Percent of Class		Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Chris A. Davis	5,250,000	5,429,100	2.96
Stephen C. Gray	3,375,000	3,480,047	1.92
G. Kenneth Burckhardt	1,875,000	1,875,000	1.04
Jeffrey D. Benjamin(4)	258,333	768,177	*						100,000	1.4
Edward D. Breen	375,000	375,000	*
David W. Checketts	0	0	*
Thomas M. Collins	300,000	350,010	*
Theodore J. Forstmann(5)	543,750	215,957,292	68.11		78,203,135	100	35,546,879	100	536,767	7.8	10	100
Dale F. Frey	375,000	753,200	*
James E. Hoffman	258,333	258,575	*
Jeong H. Kim	100,000	100,000	*
Thomas H. Lister(6)	375,000	210,311,879	66.94		78,203,135	100	35,546,879	100			10	100
Daniel M. Snyder	100,000	100,000	*
Roger T. Staubach	0	0	*
Farid Suleman	133,333	133,333	*
Peter V. Ueberroth	300,000	300,000	*
Juan Villalonga	100,000	100,000	*
Richard J. Buyens	0	0	*
Andreas C. Papanicolaou	666,667	746,667	*
James E. Thompson	333,333	333,333	*
Forstmann Little & Co. Equity Partnership—V, L.P.(7)			**				35,546,879	100
Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VIII, L.P.(8)		36,070,071	19.4	(1)							3.75	37.5
Forstmann Little & Co. Equity Partnership—VII, L.P.(9)		60,116,784	31.4	(2)							6.25	62.5
Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VI, L.P.(7)			**		24,383,737	31.2
Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VII, L.P.(7)			**		53,819,398	68.8
Directors and executive officers as a group (20 persons)	14,718,749	231,434,733	69.76		78,203,135	100	35,546,879	100	636,767	9.2	10	100

*
Less than one percent

**
See Note 7

(1)
Percentage of Class A Common Stock based on 186,200,398 shares of Class A Common Stock outstanding as of February 29, 2004, including 18,000,000 shares of Class A Common Stock held in the disputed claims reserve pursuant to the Plan of Reorganization, not assuming the conversion of the Class B Common Stock and Class C Common Stock, but assuming the exercise of warrants held by such beneficial owner but not the exercise of any other warrants.

(2)
Percentage of Class A Common Stock based on 191,740,171 shares of Class A Common Stock outstanding as of February 29, 2004, including 18,000,000 shares of Class A Common Stock held in the disputed claims reserve pursuant to the Plan of Reorganization, not assuming the conversion of the Class B Common Stock and Class C Common Stock, but assuming the exercise of warrants held by such beneficial owner but not the exercise of any other warrants.

(3)
Includes shares of Class A Common Stock that the individuals named in the table have the right to acquire within 60 days from February 29, 2004 upon exercise of options.

(4)
Percentage of Class A Common Stock based on 177,890,739 shares of Class A Common Stock outstanding as of February 29, 2004, assuming the conversion of Mr. Benjamin's Series A Preferred Shares into shares of Class A Common Stock but not assuming the conversion of any other Series A Preferred Stock.

(5)
See also notes 7, 8 and 9. Percentage of Class A Common Stock ownership based on 317,080,267 shares outstanding, assuming the conversion of all of the outstanding shares of Class B Common Stock and Class C Common Stock into shares of Class A Common Stock, the exercise of warrants held by certain Forstmann Little & Co. funds for 22,159,091 shares of Class A Common Stock, the exercise of Mr. Forstmann's options and the conversion of the shares of Series A Preferred Stock owned by Mr. Forstmann, but not assuming the conversion of any other shares of Series A Preferred Stock into shares of Class A Common Stock or the exercise of any other warrants.

(6)
See also notes 7, 8 and 9. Percentage of Class A Common Stock ownership based on 289,791,107 shares outstanding, assuming the conversion of all but 24,383,789 of the outstanding shares of Class B Common Stock and all of the outstanding shares of Class C Common Stock into shares of Class A Common Stock at a one to one conversion rate (see note 7), the exercise of warrants held by certain Forstmann Little & Co. funds for 22,159,091 shares of Class A Common Stock and the exercise of Mr. Lister's options, but not assuming the conversion of the Series A Preferred Stock into shares of Class A Common Stock or the exercise of any other warrants.

(7)
The Class B Common Stock and the Class C Common Stock, in the aggregate, are convertible into 113,750,014 shares of McLeodUSA's Class A Common Stock. However, the number of shares of Class A Common Stock into which each of the Class B Common Stock and the Class C Common Stock is convertible is not calculable at the present time. The respective portions of the 113,750,014 shares of Class A Common Stock into which the shares of Class B Common Stock and the shares of Class C Common Stock are convertible are calculated in accordance with a formula set forth in the Certificate of Incorporation, which formula is dependent on the fair market value of a share of Class A Common Stock at the time of conversion and the timing of the conversion. FLC XXIX Partnership, L.P. is the general partner of Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VI, L.P. ("MBO-VI") the direct owner of 24,383,737 shares of Class B Common Stock. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, Gordon Holmes, and T. Geoffrey McKay, are the general partners of FLC XXIX. Accordingly, each of the individuals named above, other than Mr. Lister, Ms. Nicholls, Mr. Holmes, and Mr. McKay with respect to MBO-VI, for the reasons described below, may be deemed the beneficial owners of the shares owned by MBO-VI and, for the purposes of this table, beneficial ownership is included. Mr. Lister, Ms. Nicholls, Mr. Holmes, and Mr. McKay, with respect to MBO-VI, do not have any voting or investment power with respect to, or any economic interest in, the shares held by MBO-VI and, accordingly, Mr. Lister, Ms. Nicholls, Mr. Holmes, and Mr. McKay, are not deemed to be the beneficial owners of these shares. FLC XXXIII Partnership, L.P. is the general partner of Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VII, L.P. ("MBO-VII"), the direct owner of 53,819,398 shares of Class B Common Stock. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, Gordon Holmes, and T. Geoffrey McKay are the general partners of FLC XXXIII. Accordingly, each of the individuals named above, other than Ms. Nicholls, Mr. Holmes, and Mr. McKay, with respect to MBO-VII, for the reasons described below, may be deemed the beneficial owners of the shares owned by MBO-VII and, for purposes of this table, beneficial ownership is included. Ms. Nicholls, Mr. Holmes, and Mr. McKay, with respect to MBO-VII, do not have any voting or investment power with respect to, or any economic interest in, the shares held by MBO-VII and, accordingly, Ms. Nicholls, Mr. Holmes, and Mr. McKay, are not deemed to be the beneficial owners of these shares. FLC XXX Partnership, L.P. is the general partner of Forstmann Little & Co. Equity Partnership—V, L.P. ("Equity-V"), the direct owner of 35,546,879 shares of Class C Common Stock. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister and Winston W. Hutchins are the general partners of FLC XXX. Accordingly, each of the individuals named above, other than Ms. Nicholls, Mr. Holmes, and Mr. McKay, with respect to Equity-V, for the reasons described below, may be deemed the beneficial owners of the shares owned by Equity-V and, for purposes of this table, beneficial ownership is included. Ms. Nicholls, Mr. Holmes, and Mr. McKay, with respect to Equity-V, do not have any voting or investment power with respect to, or any economic interest in, the shares held by Equity-V and, accordingly, Ms. Nicholls, Mr. Holmes, and Mr. McKay, are not deemed to be the beneficial owners of these shares. The address for each of MBO-VI, MBO-VII and Equity-V is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, NY 10153.

(8)
FLC XXXIII Partnership, L.P. is the general partner of Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VIII, L.P., the direct owner of 27,760,412 shares of Class A Common Stock and warrants to purchase 8,309,659 shares of Class A Common Stock, which are currently exercisable. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, Gordon Holmes, and T. Geoffrey McKay are the general partners of FLC XXXIII. The address of Forstmann Little & Co. Subordinated Debt & Equity Management Buyout Partnership—VIII, L.P. is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, NY 10153.

(9)
FLC XXXII Partnership, L.P. is the general partner of Forstmann Little & Co. Equity Partnership—VII, L.P., the direct owner of 46,267,352 shares of Class A Common Stock and warrants to purchase 13,849,432 shares of Class A Common Stock, which are currently exercisable. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, Gordon Holmes, and T. Geoffrey McKay are the general partners of FLC XXXII. The address of Forstmann Little & Co. Equity Partnership—VII, L.P. is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, NY 10153.

SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2005 ANNUAL MEETING

        Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2005 annual meeting of stockholders must be received by McLeodUSA no later than December 9, 2004 pursuant to the proxy solicitation rules of the SEC. Your proposals should be sent by certified mail, return receipt requested, to Corporate Secretary, McLeodUSA Incorporated, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177. Nothing in this paragraph shall be deemed to require McLeodUSA to include in the Company's proxy statement and proxy relating to the 2005 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

        Notice of any proposal or proposals by a stockholder that is not submitted for inclusion in next year's proxy statement but is instead sought to be presented directly at the 2005 annual meeting of stockholders must be received by McLeodUSA no earlier than February 20, 2005 and no later than March 22, 2005. Notices of intention to present proposals at the 2005 annual meeting should be addressed to Corporate Secretary, McLeodUSA Incorporated, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177.

OTHER MATTERS THAT MAY COME BEFORE THIS YEAR'S ANNUAL MEETING

        The Company's Board of Directors does not know of any other matters to be presented for a vote at the Annual Meeting. If, however, any other matter should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Chris A. Davis Chairman of the Board of Directors and Chief Executive Officer
Cedar Rapids, Iowa April 8, 2004

        A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 2003 accompanies this Proxy Statement and it includes an Annual Report on Form 10-K for the fiscal year ended December 31, 2003 that McLeodUSA filed with the SEC. Stockholders may obtain, free of charge, an additional copy of the Annual Report on Form 10-K by writing to McLeodUSA Incorporated, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177, Attention: Corporate Secretary. McLeodUSA will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee.

EXHIBIT A

McLeodUSA Incorporated

Amended and Restated Charter of the Audit Committee of the Board of Directors

Purpose

        The Audit Committee (the "Committee") is appointed by the Board of Directors to assist the Board in fulfilling its financial and other oversight responsibilities. The Committee's primary duties and responsibilities are to:

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  Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

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  Monitor the independence and performance of the Company's independent auditors and internal auditing department; and

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  Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

        The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. It shall also have has direct access to the independent auditors as well as any other personnel in connection with fulfilling its responsibilities. The Audit Committee may retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Composition

        Audit Committee members shall meet the requirements of the National Association of Securities Dealers (NASD), rules of the Securities Exchange Commission (SEC) and other applicable rules and regulations, including applicable independence requirements. The Audit Committee shall be comprised of three or more directors as determined by the Board. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member's financial sophistication, as required by applicable Nasdaq rules. Such person shall also qualify as an Audit Committee Financial Expert within the meaning of applicable SEC rules.

        Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

Meetings

        The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall meet regularly (and at least twice annually) in executive session, and privately with each of the following: management, the director of internal auditing, and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed. Such sessions may coincide with other Committee meetings. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.

        A majority of the members of the Audit Committee present in person or by means of a conference telephone or other communications shall constitute a quorum.

Responsibilities and Duties

Review Procedures

        The Committee shall:

        1.     Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published in connection with the Company's annual proxy statement in accordance with SEC or other regulations.

        2.     Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. The results of these reviews, and the recommendation of the Committee, will be reported to the Board of Directors, for consideration by the Board.

        3.     In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management's responses.

        4.     Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 12). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

        The Committee shall:

        5.     Select, in its sole discretion (subject to shareholder ratification), the firm of independent auditors to audit the books and accounts of the Company and its subsidiaries for each fiscal year;

        6.     Review and, in its sole discretion, approve in advance the Company's independent auditors' annual engagement letter, including the proposed fees contained therein;

        7.     Review and approve all audit and all permitted non-audit engagements and relationships between the Company and such auditors;

        8.     Review the performance of the Company's independent auditors, including the lead partner of the independent auditors, and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

        9.     Obtain at least annually from the Company's independent auditors and review a report describing:

            (i)  the independent auditors' internal quality-control procedures;

           (ii)  any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

          (iii)  all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

        10.   Review and discuss annually with the independent auditors all significant relationships they have with the Company that could impact the auditor's independence and objectivity, receive from the independent auditors a formal written statement delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1, actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors, and take, or recommend that the full Board take, appropriate action to ensure the independence of the independent auditors, who are ultimately accountable to the Audit Committee as representatives of shareholders;

        11.   Review the independent auditors' audit plan and discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach;

        12.   Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with applicable rules;

        13.   Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting;

        14.   Set clear hiring policies for employees or former employees of the independent auditors.

Internal Audit Department and Legal Compliance

        The Committee shall:

        15.   Review the budget plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed;

        16.   Review the appointment, performance, and replacement of the senior internal audit executive (as applicable);

        17.   Review significant findings from reports prepared by the internal audit department (or external resources as necessary) together with management's response and follow-up to these reports;

        18.   On at least an annual basis, review with the Company's counsel, any legal matters that could have significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies;

        19.   Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code;

        20.   Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and establish and review procedures for the confidential anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters.

Other Audit Committee Responsibilities

        The Committee shall:

        21.   Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement;

        22.   Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee of the Board deems necessary or appropriate;

        23.   Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities;

        24.   Periodically perform self-assessment of Audit Committee performance;

        25.   Review financial and accounting personnel succession planning within the Company.

MCLEODUSA INCORPORATED
ANNUAL MEETING OF STOCKHOLDERS

Friday, May 21, 2004
9:30 A.M. local time

St. Regis Hotel
Two East 55th Street at Fifth Avenue
New York, New York

Class A Common—Proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 21, 2004.

The herein-named stockholder of McLeodUSA Incorporated appoints G. Kenneth Burckhardt and Stephen C. Gray or either one of them, with full power of substitution, as proxies to cast all votes which the stockholder is entitled to cast at the 2004 Annual Meeting of Stockholders to be held on Friday, May 21, 2004, at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York, and at any adjournment thereof, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly submitted, will be voted as directed by the stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1 and "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

The stockholder named herein acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and revokes any proxy or proxies previously given. The stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of McLeodUSA a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. A stockholder who submits a proxy by telephone or through the Internet may also revoke it by submitting a new proxy using the same procedures at a later date.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. OR YOU CAN GIVE YOUR PROXY BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET, EACH AS DESCRIBED IN THE INSTRUCTIONS ON THE REVERSE OF THIS PROXY CARD.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 1:00 p.m. ET on May 20, 2004.

•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE VIA INTERNET—http://www.eproxy.com/mcld/—QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. ET on May 20, 2004.

•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to McLeodUSA Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or the Internet, please do not mail your proxy card.
\/    Please detach here    \/

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors	01 02	Thomas M. Collins Chris A. Davis	☐	Vote FOR all nominees		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's Independent Public Accountants for the 2004 fiscal year.			☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL
Address Change? Mark Box		☐	Indicate changes below:		Date

Signature(s) in Box
(Please date and sign here exactly as name appears at left. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)

MCLEODUSA INCORPORATED
ANNUAL MEETING OF STOCKHOLDERS

Friday, May 21, 2004
9:30 A.M. local time

St. Regis Hotel
Two East 55th Street at Fifth Avenue
New York, New York

Series A Preferred—Proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 21, 2004.

The herein-named stockholder of McLeodUSA Incorporated appoints G. Kenneth Burckhardt and Stephen C. Gray or either one of them, with full power of substitution, as proxies to cast all votes which the stockholder is entitled to cast at the 2004 Annual Meeting of Stockholders to be held on Friday, May 21, 2004, at 9:30 a.m., local time, at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York, and at any adjournment thereof, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly submitted, will be voted as directed by the stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1 and "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

The stockholder named herein acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and revokes any proxy or proxies previously given. The stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of McLeodUSA a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. A stockholder who submits a proxy by telephone or through the Internet may also revoke it by submitting a new proxy using the same procedures at a later date.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. OR YOU CAN GIVE YOUR PROXY BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET, EACH AS DESCRIBED IN THE INSTRUCTIONS ON THE REVERSE OF THIS PROXY CARD.

See reverse for voting instructions.

COMPANY #

To vote your Proxy:

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to McLeodUSA Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

\/    Please detach here    \/

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors	01 02 03	Thomas M. Collins Chris A. Davis Jeffrey D. Benjamin	☐	Vote FOR all nominees		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's Independent Public Accountants for the 2004 fiscal year.			☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL
Address Change? Mark Box		☐	Indicate changes below:		Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
ELECTION OF DIRECTORS (Proposal 1)
EXECUTIVE COMPENSATION AND OTHER INFORMATION
RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2004 FISCAL YEAR (Proposal 2)
STOCK OWNERSHIP BY MANAGEMENT AND MORE THAN 5% STOCKHOLDERS
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
OTHER MATTERS THAT MAY COME BEFORE THIS YEAR'S ANNUAL MEETING
McLeodUSA Incorporated Amended and Restated Charter of the Audit Committee of the Board of Directors